QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Magna Entertainment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MAGNA ENTERTAINMENT CORP.

2006
NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Monday, May 1, 2006
at 11:00 a.m.

Le Royal Meridien King Edward Hotel
Sovereign Ballroom
37 King Street East
Toronto, Ontario, Canada

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7448

March 29, 2006

Dear Fellow Stockholder:

        On behalf of our Board of Directors and management, it is my pleasure to invite you to MEC's Annual Meeting of Stockholders on Monday, May 1, 2006, beginning at 11:00 a.m., in the Sovereign Ballroom at Le Royal Meridien King Edward Hotel. The Notice of Annual Meeting and Proxy Statement accompanying this letter fully describe the business to be transacted at the meeting.

        At the Annual Meeting, we will report to you on MEC's performance during 2005, our first quarter results for 2006 and our vision for the future. I welcome this opportunity to have a discussion with MEC's stockholders and I look forward to your comments and questions.

        In appreciation of your investment in MEC, we are pleased, once again, to offer to you an opportunity to obtain two free passes for general admission to any of our racetracks and off-track betting facilities. The passes are good for an unlimited number of visits over the next year. Please detach, complete and mail the enclosed postcard if you wish to take advantage of this offer.

        I look forward to seeing many of you on May 1st. For those of you who are unable to attend in person, please visit our website at www.magnaentertainment.com to view a webcast of the Annual Meeting. Your vote is important. If you are unable to attend the meeting, please complete the enclosed proxy form or voting instruction card, as applicable, and return it as directed.

Sincerely, /s/ Frank Stronach
Frank Stronach Chairman

NOTICE OF ANNUAL MEETING

                The Annual Meeting of Stockholders of Magna Entertainment Corp. ("MEC") will be held on Monday, May 1, 2006, beginning at 11:00 a.m. local time, at Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, to consider and take action upon the following matters described in the accompanying Proxy Statement:

  (1)
  the election of six directors for the ensuing year;

  (2)
  the ratification of the appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as MEC's auditors for the fiscal year ending December 31, 2006; and

  (3)
  such other matters as may properly come before the meeting.

        The Board of Directors has determined that owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on Wednesday, March 8, 2006 are entitled to notice of and to vote at the meeting, and at any adjournment(s) thereof.

By Order of the Board of Directors /s/ William G. Ford
William G. Ford Secretary
Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 March 29, 2006

YOUR VOTE IS IMPORTANT

        To vote your shares, please complete, sign and date the enclosed proxy form or voting instruction card, as applicable, and return it in the enclosed postage-paid envelope. Please see "GENERAL INFORMATION — Holders of Class A Subordinate Voting Stock and Class B Stock".

i

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Magna Entertainment Corp. ("MEC" or the "Company") for use at MEC's Annual Meeting of Stockholders to be held on May 1, 2006, and at any adjournment(s) thereof. The solicitation of proxies provides all stockholders who are entitled to vote on matters that come before the meeting with an opportunity to do so whether or not they attend the meeting in person. This Proxy Statement and the related proxy form are first being mailed to MEC's stockholders on or about March 29, 2006.

Holders of Class A Subordinate Voting Stock and Class B Stock

        Owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on March 8, 2006 are entitled to notice of and to vote at the Annual Meeting. Such owners of the Class A Subordinate Voting Stock are entitled to one vote for each share held and such owners of the Class B Stock are entitled to 20 votes for each share held.

        As of March 21, 2006, MEC had authorized 310,000,000 shares of Class A Subordinate Voting Stock, par value $0.01 per share, of which 48,921,259 were issued and outstanding, and 90,000,000 shares of Class B Stock, par value $0.01 per share, of which 58,466,056 were issued and outstanding. The owners of a majority of such issued and outstanding shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

        If your shares are registered in your name with MEC's transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. If you wish to give your proxy to someone other than the three persons named as proxies on the enclosed form you must strike out all three names appearing on the enclosed proxy form and insert the name of another person or persons (not more than three). The signed proxy form must be presented at the Annual Meeting by the person or persons representing you.

        If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

        The shares represented by a properly signed and returned proxy form or voting instruction card, as applicable, will be voted as specified by the stockholder on such form. If a proxy form or voting instruction card, as applicable, is signed and returned but no specification is made, the shares will be voted "FOR" the election of all nominees for director (Item A) and "FOR" the ratification of the appointment of Ernst & Young LLP as MEC's independent auditors (Item B). If you are a share owner of record, a proxy may be revoked at any time before it is voted by providing notice of such revocation in writing to the Secretary's Office (at MEC's address set forth in the Notice of Annual Meeting accompanying this Proxy Statement), by submission of another proxy properly signed by such stockholder and bearing a later date, or by voting in person at the Annual Meeting. For shares you hold beneficially in street name, please see the instructions accompanying your voting instruction card regarding how to revoke or change your vote.

        Abstentions, where applicable, are not counted as votes "FOR" or "AGAINST" a proposal, but are counted in determining a quorum.

        It is the policy of MEC that any proxy, ballot or other voting material that identifies the particular vote of a stockholder will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. Such documents are available for examination only by the scrutineers, or inspectors of election, and certain persons associated with processing proxy forms and tabulating the vote, although MEC may be informed whether or not a particular stockholder has voted and will have access to each proxy, ballot or other voting material.

ITEM A — ELECTION OF DIRECTORS
(Item A on the Proxy Form)

        MEC's Restated Certificate of Incorporation provides that, unless otherwise approved by ordinary resolution by the holders of the Class A Subordinate Voting Stock and the holders of the Class B Stock, each voting separately as a class, (i) a majority of the directors of MEC shall be individuals who are not officers or employees of MEC or persons related to such officers or employees and (ii) at least two of the directors of MEC shall be individuals who are not directors, officers or employees of MEC or its affiliates, including Magna International Inc. ("Magna International") and MI Developments Inc. ("MI Developments"), or persons related to such officers, employees or directors. MEC's bylaws provide that the number of directors of MEC shall be not less than one and not more than fifteen, and that the number of directors and the number of directors to be elected at the Annual Meeting each shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed six as the number of directors of MEC to be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term expiring at the 2007 Annual Meeting of Stockholders, expected to be held in April or May 2007, or until his or her successor has been duly elected and qualified or his or her earlier resignation or removal.

Nominees

        The individuals nominated as directors to be elected at the Annual Meeting are all incumbent directors of MEC. Certain information regarding each nominee is set forth below, including age (as of January 1, 2006), principal occupation, a brief account of business experience during at least the last five years, certain other directorships currently held, and the year in which the individual was first elected a director of MEC.

        Each nominee for director has consented to being named in this Proxy Statement and to serve if elected. It is the intention of the persons named in the enclosed proxy to vote for the election of the nominees listed on the following pages unless otherwise instructed on the proxy form. If you do not wish your shares to be voted for particular nominees, please strike out the name(s) of the person(s) for whom you do not wish to vote in Item A on the proxy form.

        If at the time of the Annual Meeting one or more of the nominees is no longer available or able to serve, shares represented by the proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of Directors knows of no reason why any of the nominees would be unavailable or unable to serve. The persons nominated for election to the Board of Directors, all of whom are incumbent directors, are as follows:

Name	Age	Position
Frank Stronach (1)(2)	73	Chairman and Director (since 1999)
Dennis Mills (2)	59	Vice-Chairman and Director (since November 2004)
Jerry D. Campbell (3)(4)(5)	65	Lead Director (appointed Lead Director in 2006; Director since 2000)
Louis E. Lataif (4)(5)(6)	67	Director (since 2002)
William J. Menear (3)(5)(4)	60	Director (since 2002)
Gino Roncelli (4)(5)(6)	71	Director (since 2000)
(1)
Currently a director of Magna International

(2)
Currently a director of MI Developments

(3)
Member of Audit Committee

(4)
Member of Special Committee of Independent Directors

(5)
Member of Special Independent Committee

(6)
Member of Corporate Governance, Human Resources and Compensation Committee

        Frank Stronach serves as Chairman of MEC and effective March 31, 2006, will serve as Interim Chief Executive Officer of MEC. Mr. Stronach has been a director since November 1999. Since 1971, Mr. Stronach has been the Chairman of Magna International*, a supplier of automotive systems and components, which he founded over 50 years ago. He is also the founder and Chairman of MI Developments*, a real estate operating company and the parent company of MEC. Mr. Stronach is actively involved in racing and breeding thoroughbred horses in California, Florida, Kentucky, New York, Ontario and elsewhere. In addition to his role as Chairman of Magna International* and MI Developments*, Mr. Stronach currently serves on the board of directors of Breeders' Cup Limited.

(* Magna International and MI Developments are affiliates of MEC.)

        Dennis Mills serves as Vice-Chairman of MEC and has been a director since November 2004. Mr. Mills is also Vice-Chairman of the Board of Directors of MI Developments*. Mr. Mills is a former Vice-President of Magna International* from 1984 to 1987 and served as a Member of Parliament in Canada's federal government from 1988 to 2004. While a Member of Parliament, Mr. Mills was the Parliamentary Secretary to the Minister of Industry from 1993 to 1996 and the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995.

        Jerry D. Campbell has been a director since March 2000 and was President and Chief Executive Officer of MEC from March to August 2000 and Vice-Chairman of MEC from August 2000 to April 2002. Prior to joining MEC, Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Republic Bancorp Inc., a bank holding company, from its establishment in April 1986 to December 1999, and he still serves as its Chairman of the Board. On March 21, 2006, Mr. Campbell was appointed as Lead Director of the MEC Board of Directors.

        Louis E. Lataif has been a director since October 2002. Mr. Lataif has served as Dean of the School of Management at Boston University since 1991. Mr. Lataif is also a director of Abiomed, Inc., Interaudi Bank, Group 1 Automotive, Inc. and The Iacocca Foundation.

        William J. Menear has been a director since October 2002. From September 2001 to June 2003, Mr. Menear was a partner of Canec International Ltd., a transatlantic mergers and acquisitions advisory company. Since 1999, Mr. Menear has been President and Chief Executive Officer of William Menear & Associates Limited, a business advisory firm operating in the area of mergers and acquisitions and strategic financial advice, and from 1995 to 1999, was a Managing Director of Scotia Capital Inc., an investment bank. Prior to joining Scotia Capital Inc., Mr. Menear was a Senior Vice-President, Corporate Banking with Scotiabank from 1970 to 1995. Mr. Menear is a former Chairman of the Board of the Orthopaedic and Arthritic Hospital, Toronto (1982 to 1992). Mr. Menear is also a director of Dover Industries Limited.

        Gino Roncelli has been a director since March 2000. Mr. Roncelli has been an owner of thoroughbred race horses for the last 35 years. Mr. Roncelli has served as the Chief Executive Officer of Roncelli Plastics Inc., a non-metallic machining company, since 1969.

        In addition to the nominees listed above, John Barnett and Edward C. Lumley are also currently directors of MEC, but are not standing for re-election. W. Thomas Hodgson was a Director of MEC from March 7, 2005 to March 31, 2006.

Vote Required

        The affirmative vote of a plurality of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the election of each nominee for director.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the election of each nominee for director.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each nominee for director.

MANAGEMENT

Officers

        The executive officers and other officers of MEC are as follows:

Name	Age	Position
Frank Stronach	73	Chairman
Dennis Mills	59	Vice-Chairman
W. Thomas Hodgson	57	President and Chief Executive Officer (1)
Donald Amos	61	Executive Vice-President and Chief Operating Officer
Blake S. Tohana	39	Executive Vice-President and Chief Financial Officer
Paul Cellucci	57	Executive Vice-President, Corporate Development
Joseph A. De Francis	51	Executive Vice-President
Frank DeMarco, Jr.	80	Vice-President, Regulatory Affairs
William G. Ford	37	Secretary
Mary Lyn Seymour	37	Controller

        Frank Stronach    See "Item A — Election of Directors — Nominees".

        Dennis Mills          See "Item A — Election of Directors — Nominees".

        W. Thomas Hodgson has served as President and Chief Executive Officer of MEC since March 2005. Mr. Hodgson has been a director since March 2005. Mr. Hodgson will be leaving his positions with MEC effective March 31, 2006. Prior to joining MEC, Mr. Hodgson was President of Strategic Analysis Corporation, a business consultancy firm, from November 2002 until March 2005. Prior to that, Mr. Hodgson was a consultant to the Chief Executive Officer of IDEAGlobal Ltd., a financial research company, from October 2001 to September 2002. From November 1999 to September 2001, Mr. Hodgson was Executive Vice-President and Chief Operating Officer and then President and Chief Executive Officer at GlobalNetFinancial.com, a financial services company.

        Donald Amos has served as Executive Vice-President and Chief Operating Officer of MEC since November 2003. From October 2002 to November 2003, Mr. Amos served as Executive Vice-President, Human Resources of MEC. Prior to joining MEC in August 2002, Mr. Amos served in various capacities within Magna International* and one of its subsidiaries since 1984, and most recently, held the position of Executive Vice-President, Administration and Human Resources of Magna International* from October 1994 to May 2000. Mr. Amos has extensive experience breeding and racing thoroughbred and standardbred horses.

(* Magna International is an affiliate of MEC.)

(1)
On March 14, 2006, MEC announced that Mr. Hodgson will resign as President and Chief Executive Officer of MEC on March 31, 2006. Frank Stronach will assume the position of Interim Chief Executive Officer as the Board conducts a search for a new President and Chief Executive Officer.

        Blake S. Tohana serves as Executive Vice-President and Chief Financial Officer of MEC. Prior to joining MEC in that capacity in July 2003, Mr. Tohana held various executive positions with Fireworks Entertainment Inc., a subsidiary of CanWest Global Communications Corp., from August 1997 to July 2003. Most recently, he served as Executive Vice-President, Corporate Development of Fireworks Entertainment and, prior to that, he served as Chief Financial Officer of Fireworks Entertainment.

        Paul Cellucci serves as Executive Vice-President, Corporate Development of MEC, a position he has held since joining the company on May 1, 2005. From April 2001 to March 2005, Mr. Cellucci held the position of U.S. Ambassador to Canada. Prior to his appointment in Ottawa, Mr. Cellucci served as Governor of the Commonwealth of Massachusetts from 1997 to 2001.

        Joseph A. De Francis serves as an Executive Vice-President of MEC, a position he has held since March 14, 2006. On February 27, 2006, Mr. De Francis was appointed Chief Executive Officer of PariMax, Inc., a new company established by MEC to oversee the development of its various electronic distribution platforms. Mr. De Francis is also the Chief Executive Officer of The Maryland Jockey Club, a position he has held since September 1989. Prior to February 9, 2006, Mr. De Francis also held the position of President of The Maryland Jockey Club.

        Frank DeMarco, Jr. serves as Vice-President, Regulatory Affairs of MEC and Executive Director, General Counsel and Secretary of Los Angeles Turf Club, Incorporated, which is an indirect, wholly-owned subsidiary of MEC. Mr. DeMarco has been a practicing attorney in Los Angeles County since 1951 and has been the Executive Director, General Counsel and Secretary of Los Angeles Turf Club, Incorporated since April 1998.

        William G. Ford has served as Secretary of MEC since March 14, 2006. Previously, Mr. Ford was Legal Counsel of MEC since May 2003. Prior to joining MEC, Mr. Ford was an Associate Lawyer with the law firm of McCarthy Tétrault LLP from April 1999 to April 2003.

        Mary Lyn Seymour has served as Controller of MEC since September 2004. Prior to becoming Controller, Ms. Seymour served as Director of Finance at MEC from May 2001 to September 2004. Prior to joining MEC, Ms. Seymour held various accounting positions leading up to Senior Manager with PricewaterhouseCoopers LLP from September 1990 to May 2001.

SECURITY OWNERSHIP

        The following tables set forth certain information as of March 21, 2006 with respect to beneficial ownership of MEC by (a) any entity or person known by MEC to be the beneficial owner of more than five percent of the outstanding shares of MEC's Class A Subordinate Voting Stock and Class B Stock and (b) each director, nominee for director and executive officer (including those officers listed below in the Summary Compensation Table) and all executive officers and directors of MEC as a group.

        To MEC's knowledge, except as indicated in the footnotes to these tables or pursuant to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to the shares of MEC's Class A Subordinate Voting Stock and Class B Stock indicated.

        For information regarding MEC's equity compensation plans, please see "Executive Compensation — Long-Term Incentive Plan".

(a)   Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities

Class of Securities	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Class B Stock	MI Developments Inc. (1)(2) 455 Magna Drive Aurora, Ontario L4G 7A9	58,466,056	100%
Class A Subordinate Voting Stock	MI Developments Inc. (2) 455 Magna Drive Aurora, Ontario L4G 7A9	4,362,328	9.0%
Class A Subordinate Voting Stock	Fair Enterprise Limited (3) 1 Seaton Place St. Helier Jersey JE4 8YJ Channel Islands	3,682,515	7.5%
Class A Subordinate Voting Stock	Delta Partners LLC One International Place Suite 2401 Boston, MA 02110	3,533,605	7.2%
Class A Subordinate Voting Stock	RS Investment Management, L.P. California	3,156,240	6.6%
Class A Subordinate Voting Stock	Hotchkis and Wiley Capital Management LLC 725 S. Figueroa Street 39th Floor Los Angeles, CA 90017	3,054,700	6.2%
Class A Subordinate Voting Stock	David M. Knott/Dorset Management Corporation 485 Underhill Boulevard Suite 205 Syosset, NY 11791	3,042,950	6.2%
Class A Subordinate Voting Stock	Mario J. Gabelli One Corporate Center Rye, NY 10580-1435	2,722,540	5.6%
(1)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a direct wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities.

(2)
The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments that carry a majority of the votes attaching to the outstanding voting shares of MI Developments. The Class B shares of MI Developments are held by 445327 Ontario Limited, all of the shares of which are held by the Stronach Trust. Mr. Frank Stronach is the exclusive representative for voting the shares of MI Developments Inc. held by 445327 Ontario Limited solely in the manner directed by the Stronach Trust and is the Chairman of MI Developments and MEC and will be the Interim Chief Executive Officer of MEC effective March 31, 2006. Mr. Stronach, together with two members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries under the Stronach Trust.

(3)
All of the shares of Fair Enterprise Limited are held by Bergenie Anstalt, an estate planning vehicle for the Stronach family. The members of the family of Mr. Stronach are among the class of possible indirect beneficiaries under this anstalt. Mr. Frank Stronach shares control or direction over the shares of MEC held by Fair Enterprise.

(b)   Security Ownership of Directors and Named Executive Officers as of March 21, 2006

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Class A Subordinate Voting Stock (1)		Percentage of Class	Class B Stock		Percentage of Class
Frank Stronach	9,269,748	(2)	19.0%	58,466,056	(3)	100%
W. Thomas Hodgson(4)(5)	133,086		(7)	Nil		Nil
Donald Amos (5)(6)	435,660		(7)	Nil		Nil
Jim McAlpine (5)(8)	636,949		(7)	Nil		Nil
Blake S. Tohana (5)	68,213		(7)	Nil		Nil
John R. Barnett	8,731		(7)	Nil		Nil
Jerry D. Campbell (9)	256,637		(7)	Nil		Nil
Paul Cellucci (5)	28,312		(7)	Nil		Nil
Louis E. Lataif	19,241		(7)	Nil		Nil
Edward C. Lumley	42,353		(7)	Nil		Nil
William J. Menear	19,241		(7)	Nil		Nil
Dennis Mills (10)	40,000			Nil		Nil
Gino Roncelli (11)	169,106		(7)	Nil		Nil
All executive officers and directors as a group (13 persons)	11,127,277		22.7%	58,466,056	(3)	100%
(1)
Includes the following number of shares of Class A Subordinate Voting Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days of March 21, 2006: Mr. Stronach: 1,000,000; Mr. Hodgson: 120,000; Mr. Amos: 300,000; Mr. Tohana: 40,000; Mr. Barnett: 4,000; Mr. Campbell, 4,000; Mr. Cellucci: 15,000; Mr. Lataif: 8,000; Mr. Lumley: 14,000; Mr. McAlpine: 500,000; Mr. Menear: 8,000; Mr. Mills 40,000, Mr. Roncelli: 14,000; all executive officers and directors as a group, 2,067,000 shares.

(2)
4,362,328 of these shares are registered in the name of MI Developments. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities." 3,682,515 of these shares are registered in the name of Fair Enterprise Limited. See Note 4 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities." 206,557 of these shares are registered in the name of The Employees Deferred Profit Sharing Plan (U.S.) of Magna International. As Chairman of Magna International, Mr. Stronach has the right to direct the trustee in regard to voting and disposing of these shares. Mr. Stronach is one of the trustees of this plan, but is not a beneficiary. 18,348 of these shares are registered in the name of 865714 Ontario Inc., which is a separate vehicle incorporated for the acquisition of Magna International shares and the sale thereof to the management team of Magna International. Magna International has the right to direct the disposition of these shares.

(3)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a direct wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities."

(4)
Mr. Hodgson is our current President and Chief Executive Officer and a director. However it was announced in early March 2006 that he would leave his positions with MEC and step down from our board of Directors effective March 31, 2006, at which time Frank Stronach will assume the role of Interim Chief Executive Officer. At the date of mailing of this Proxy Statement, MEC is engaged in discussions with Mr. Hodgson concerning his severance arrangements.

(5)
Includes the following number of Performance Share Awards issued in 2005 under MEC's Long Term Incentive Plan, in lieu of 50% of 2005 guaranteed bonuses: Mr. Hodgson: 13,086 shares of Class A Subordinate Voting Stock; Mr. Amos: 27,955 shares of Class A Subordinate Voting Stock; Mr. McAlpine: 31,949 shares of Class A Subordinate Voting Stock; Mr. Tohana: 8,213 shares of Class A Subordinate Voting Stock; and Mr. Cellucci: 13,312 shares of Class A Subordinate Voting Stock.

(6)
Of these holdings, 120,482 shares of Class A Subordinate Voting Stock are owned directly and 2,100 are owned by Mr. Amos' wife.

(7)
These shares represent less than 1% of the class.

(8)
Mr. McAlpine ceased being President and Chief Executive Officer on March 7, 2005 at which time he became MEC's Vice-Chairman, Corporate Development. Mr. McAlpine ceased to be a Named Executive Officer on October 18, 2005.

(9)
Of these holdings, 232,394 shares of Class A Subordinate Voting Stock are owned directly, 11,225 are owned jointly by Mr. Campbell and his wife, 4,009 are owned by Mr. Campbell's wife, and 5,009 are owned indirectly through two wholly-owned corporations, Post It Stables, Inc. and Volar Corp.

(10)
On March 7, 2005, Mr. Mills was granted 100,000 options, 40,000 of which have vested.

(11)
Of these holdings, 18,106 shares of Class A Subordinate Voting Stock are owned directly, 67,000 are owned indirectly through Roncelli Plastics Inc., an affiliate of Mr. Roncelli, and 70,000 are owned by the Roncelli Family Trust, an affiliate of Mr. Roncelli.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The business of MEC is managed under the direction of the Board of Directors (the "Board"). The Board held sixteen meetings during 2005. All current directors of MEC (including Mr. Hodgson, who became a director in March 2005 and will cease to be a director on March 31, 2006), attended at least 75% of the meetings of the Board and Committees of which they were members during fiscal year 2005, except for Frank Stronach (who attended ten of the sixteen Board meetings). While MEC does not have a formal, written attendance policy requiring directors to attend its Annual Meeting of Stockholders, the Board encourages directors to attend the Annual Meeting. All members of the Board, with the exception of Mr. Lumley, attended the 2005 Annual Meeting.

        MEC does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications with the Board, the Board does not believe that a formal process is necessary. Any stockholder may submit written communications to the Board by sending them to Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Secretary's Office, whereupon such communications will be forwarded to the Board as a group or to the individual director or directors addressed.

        MEC is a "controlled company" as defined in the Nasdaq Marketplace Rules because MI Developments controls a majority of the votes attaching to MEC's outstanding voting stock. As a result, under the Nasdaq Marketplace Rules, MEC is only required to establish and maintain one committee of the Board, the Audit Committee. Pursuant to the Nasdaq Marketplace Rules, MEC's Audit Committee is required to be composed solely of independent directors, but neither the Board nor any other committee of the Board is required to meet the other director independence requirements set forth in the Nasdaq Marketplace Rules, except that the independent directors are required to meet on a regular basis. Commencing in October 2003, the non-management, independent members of the Board have met independently on a quarterly basis.

        Because of the number of matters requiring Board consideration, to make the most effective use of individual Board members' capabilities, the Board has established three standing committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during 2005 are described below. In addition, one special committee of the Board was established to deal with specific transactions in 2004 and 2005. A description of this committee, its members and the number of meetings held during 2005 is included below.

        In April 2005, MEC's Board of Directors adopted a resolution requiring the independent directors of MEC to maintain ownership of all shares of the Corporation's Class A Subordinate Voting Stock issued to them as director fees up to a maximum amount of shares with a market value of not less than $100,000; provided that on and after the fifth full year of service as a director of the Corporation, each director to own shares of Class A Subordinate Voting Stock of the Corporation with a market value of not less than $100,000.

        On March 21, 2006, MEC's Board of Directors appointed Jerry Campbell as Lead Director of the Board. Mr. Campbell has served on MEC's Board since March 2000.

Corporate Governance, Human Resources and Compensation Committee

        The Corporate Governance, Human Resources and Compensation Committee is composed of Edward C. Lumley (Chairman), Louis E. Lataif and Gino Roncelli. After our annual meeting, it is anticipated that Jerry Campbell will replace Mr. Lumley on the Committee and as Chairman. The Corporate Governance, Human Resources and Compensation Committee administers MEC's Long-Term Incentive Plan. It also reviews and makes recommendations to the Board with respect to all direct and indirect compensation, benefits and perquisites of MEC's President and Chief Executive Officer, Executive Vice-President and Chief Financial Officer, Executive Vice-President and Chief Operating Officer and certain other senior management employees, and MEC's policies regarding management benefits and perquisites. This Committee is also generally responsible for developing MEC's approach to corporate governance issues, including MEC's relationship with MI Developments and Magna International, and assessing the effectiveness of the system of corporate governance employed by MEC as a whole. The Corporate Governance, Human Resources and Compensation Committee held three meetings during fiscal year 2005.

Audit Committee

        The Audit Committee is composed of William J. Menear (Chairman), John Barnett and Jerry D. Campbell. Each member of the Audit Committee is "independent" as currently required by the Nasdaq Marketplace Rules. In addition, the Board of Directors has determined that each of William J. Menear, John Barnett and Jerry Campbell is an "audit committee financial expert" as defined by Item 401 of Regulation S-K.

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is responsible for the appointment, engagement and oversight of the work of the independent auditors of MEC. The Audit Committee has adopted a formal written Audit Committee Charter which is attached hereto as Appendix A. In accordance with its Charter, the Audit Committee also has considerable general authority in relation to the oversight of MEC's financial affairs, as well as specific responsibility to review MEC's quarterly and annual financial statements and the related management's discussion and analysis of financial condition and results of operations ("MD&A") and to report thereon to the Board. In addition, the Audit Committee reviews MEC's internal financial and accounting controls and procedures, reviews the selection, use and application of accounting policies and practices, and examines and considers various other matters in relation to the internal and external audits of MEC's accounts and its financial reporting process and system of internal controls. Also, in accordance with its Charter, the Audit Committee conducted an annual review of its Charter and made certain changes in February 2005. The Audit Committee held eight meetings during fiscal year 2005.

Special Independent Committee

        The Special Independent Committee is a standing committee composed of Gino Roncelli (Chairman), Jerry Campbell, Louis E. Lataif and William J. Menear. This Committee was initially established on August 1, 2001 with a mandate to review proposed real estate transactions between MEC (or any of its subsidiaries) and Magna International and its subsidiaries. On February 24, 2004, the mandate of this Committee was expanded to cover all proposed real estate transactions between MEC and MI Developments, Magna International or any of their respective subsidiaries. The Special Independent Committee did not meet during fiscal 2005.

Special Committee of Independent Directors

        The Special Committee of Independent Directors was originally established in July 2004 to evaluate a proposed offer by MI Developments to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC that it did not already own. In September 2004, MEC was advised by MI Developments that it had decided not to proceed with the offer. In October 2004, the Board of Directors recast the power and authority of the Special Committee to review and evaluate proposed financing transactions with MI Developments and Magna International and to make appropriate recommendation to the Board of Directors of MEC with respect to such proposed financing transactions. The Special Committee is composed of Jerry Campbell (Chairman), Louis E. Lataif, William J. Menear and Gino Roncelli. John Barnett resigned from the Special Committee in March 2006 when he decided not to stand for re-election as Director. The Special Committee held a total of ten formal meetings in respect of the proposed financing transactions with MI Developments and members of the Special Committee had informal discussions among themselves and with their separate legal and financial advisors on a number of other occasions. The Special Committee also supervised and provided guidance to members of MEC management engaged in negotiating various financing transactions with MI Developments. Please refer to the transactions discussed under "Relationship with MI Developments".

Nomination Process

        Because MEC is a "controlled company" (as discussed above), MEC is not required to have, and does not have, a nominating committee or other committee of the Board performing similar functions. Nominees for director of MEC are considered and approved by the full Board and there is no charter applicable to the nominating process (including any policy with respect to consideration of nominees by security holders).

Code of Conduct

        MEC adopted a Code of Business Conduct (the "Code") effective May 4, 2004 that applies to all of MEC's directors, officers and employees. The Code fulfills the Code of Ethics requirements under Item 406 of Regulation S-K. A copy of the Code was filed with MEC's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 and is also available on MEC's website at www.magnaentertainment.com/Investor Relations. A copy of the Code will be provided without charge to any person upon request in writing to the Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Directors' Compensation

        Directors who are not officers or employees of MEC or any of its affiliates were paid an annual retainer (or pro rata portion for directors who served less than 12 months in 2005) of $10,000 in cash and 4,316 shares of Class A Subordinate Voting Stock for their service as directors in 2005, together with a fee of $1,500 for attendance at each meeting of the Board. Such directors were also paid an annual committee retainer of $5,000 (Committee Chairmen receive a $15,000 annual retainer) and a fee of $1,500 for attendance at each meeting of each Committee of the Board on which they serve. Compensation for Board and Committee work and travel days ($2,000 per day) and for the execution of written resolutions ($250) was also provided to directors who are not officers or employees. In addition, each director receives certain stock options as set forth below under "Executive Compensation — Long-Term Incentive Plan — Nonqualified Stock Options."

Compensation Committee Interlocks and Insider Participation

        The members of the Corporate Governance, Human Resources and Compensation Committee for fiscal year 2005 were Louis E. Lataif, Edward C. Lumley (Chairman) and Gino Roncelli. Messrs. Lataif, Lumley and Roncelli are not and have never been officers or employees of MEC or any of its subsidiaries. In addition, there are no compensation committee interlocks between MEC and other entities involving MEC's executive officers and board members who serve as executive officers of such entities.

Certain Relationships and Related Transactions

        We have employment agreements with certain of our officers. See "Executive Compensation — Employment Agreements and Termination of Employment Agreements" below.

        MEC pays for its share of an insurance policy that provides, among other coverages, for executive liability of up to $65 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of MI Developments Inc. and its subsidiaries (including MEC and its subsidiaries), subject to a $1 million deductible for executive indemnification.

        MEC's bylaws contain provisions that may require MEC to indemnify its directors, and at the option of the Board, any of its officers, employees or agents, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents, as permitted by applicable law, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under MEC's bylaws. In addition, MEC has entered into an agreement with our independent directors, Messrs. Lataif, Menear, Campbell and Roncelli, that provides for the indemnification of these individuals by MEC, to the fullest extent permitted by applicable law, as a result of their role as members of the Special Committee of Independent Directors described above or any action alleged to have been taken or omitted in such capacity, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under the agreement.

  Relationship with MI Developments

        On August 19, 2003, the shareholders of Magna International approved the spin off of its wholly-owned subsidiary, MI Developments. As a result of the spin off transaction, MI Developments acquired Magna International's controlling interest in MEC. MEC and MI Developments operate as separate public companies, each having its own board of directors and management team.

        MI Developments is a real estate operating company engaged in the ownership, development, management, leasing, acquisition and expansion of industrial and commercial real estate properties located in Canada, Europe, the United States and Mexico. Virtually all of MI Developments' income-producing properties are under long-term leases to Magna International and its subsidiaries.

        MI Developments was incorporated under the laws of Ontario, Canada. The Class A subordinate voting shares of MI Developments are listed for trading on the New York Stock Exchange and the Toronto Stock Exchange ("TSX"). MI Developments' Class B shares are listed on the TSX. MI Developments is the sole holder of MEC's Class B Stock (directly and indirectly), which means that MI Developments is entitled to exercise approximately 96% of the total votes attached to all MEC's outstanding stock. MI Developments is therefore able to elect all the directors of MEC and to control MEC.

        MEC's Corporate Constitution requires that a minimum of two directors be individuals who are not MEC officers or employees, or officers, directors or employees of any of MEC's affiliates, including MI Developments and Magna International, or persons related to any such officers, employees or directors. The Corporate Constitution also requires that a majority of MEC's directors be individuals who are not MEC officers or employees or individuals related to these persons.

        MI Developments is able to elect all of MEC's directors and controls MEC. Therefore, MI Developments is able to cause MEC to effect certain corporate transactions without the consent of MEC's minority stockholders, subject to applicable law and the fiduciary duties of MEC's directors and officers. In addition, MI Developments is able to cause or prevent a change in control of MEC. The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments, which carry a majority of the votes attaching to the outstanding voting shares of MI Developments. Mr. Frank Stronach, the Chairman of MEC and MI Developments, together with two members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries of the Stronach Trust.

        In September 2004, a subsidiary of MEC entered into an option agreement with MI Developments and one of its subsidiaries to acquire 100% of the shares of the MI Developments subsidiary that owns land in Romulus, Michigan, for $33.5 million, which may serve as the site of MEC's proposed racetrack in Romulus, Michigan. On February 20, 2006, the option was extended to April 3, 2006. If we are unable to renew or further extend this option agreement with MI Developments, then we may incur a write-down of certain costs that have been incurred with respect to this specific property. At the date of mailing this Proxy Statement, MEC and MID were in discussions with respect to a further renewal of the option. At December 31, 2005, we have incurred approximately $2.9 million of costs related to this property and in pursuit of the license. For this option, MEC has paid MI Developments $17.25 thousand, which if the option is exercised by MEC, would be applied to the purchase price on closing.

        In July 2005, we entered into two loan agreements with a subsidiary of MI Developments. The first loan agreement effectively replaced the existing $77.0 million construction loan commitment for The Meadows racetrack and slots facility in Pennsylvania with a loan for up to $34.2 million to fund the development, design and construction of the alternative gaming facility at Remington Park in Oklahoma. No advances had been made under The Meadows project financing. In addition, certain terms of the existing $115.0 million Gulfstream Park loan were amended. The second loan agreement provided for a non-revolving bridge loan facility of up to $100.0 million.

        A subsidiary of MI Developments has provided the Company with a non-revolving bridge loan facility of up to $100.0 million. $50.0 million was available to the Company as of the closing of the bridge loan, a second tranche of $25.0 million was made available to the Company on October 17, 2005 and a third tranche of $25.0 million was made available to the Company on February 10, 2006. The bridge loan terminates on August 31, 2006. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and an additional arrangement fee of $0.5 million was paid when the third tranche of the loan was made available to the Company. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At MEC's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions. The overall weighted average interest rate on the advances under the bridge loan at December 31, 2005 was 10.9%. The bridge loan may be repaid at any time, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of MEC's assets and guaranteed by certain of MEC's subsidiaries. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream Park project financing), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, MEC has pledged the shares and licences of certain subsidiaries (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). As security for the loan, MEC has also assigned all inter-company loans made between MEC and MEC's subsidiaries and all insurance proceeds to the lender, and taken out title insurance for all real property subject to registered security. The bridge loan is cross-defaulted to all other obligations of MEC and its subsidiaries to the lender and to the Company's other principal indebtedness. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200.0 million for the redevelopment of The Meadows.

        During the year ended December 31, 2005, $74.1 million was advanced on this bridge loan, such that at December 31, 2005, $74.1 million was outstanding under the bridge loan. Net loan origination expenses of $2.6 million have been recorded as a reduction of the outstanding bridge loan balance. The bridge loan balance is being accreted to its face value over the term to maturity. In addition, during the year ended December 31, 2005, $0.2 million of commitment fees and $2.3 million of interest expense were incurred related to the bridge loan, of which $0.6 million was outstanding at December 31, 2005.

        The Company and MI Developments entered into an agreement to amend the bridge loan agreement to provide that (i) MEC place $13.0 million from the Flamboro Downs sale proceeds into escrow with MI Developments, and such additional amounts as necessary to ensure that future Gulfstream Park construction costs can be funded, (ii) MI Developments waive its negative pledge over MEC's land in Ocala, Florida, (iii) Gulfstream Park enter into a definitive agreement with BE&K, Inc., for debt financing of up to $13.5 million to be used to pay for construction costs for the Gulfstream Park construction project, (iv) MEC will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan, and (v) in the event that MEC did not enter into definitive agreements prior to December 1, 2005 to sell certain additional assets or repay the full balance of the bridge loan by January 15, 2006, MI Developments would be granted mortgages on certain additional properties owned by MEC. Upon the closing of the sale of certain assets, the Company will also be required to put into escrow with MI Developments, the amount required to pre-pay the loan from BE&K, Inc. On November 17, 2005, Gulfstream Park signed a loan agreement with BE&K, Inc., which to December 31, 2005 had not been drawn upon. On February 9, 2006, the bridge loan was amended such that certain subsidiaries were added as guarantors of the bridge loan. The guarantees are secured by charges over the lands commonly known as San Luis Rey Downs in California, Dixon Downs in California, the New York lands in New York and the Thistledown lands in Ohio, and by pledges of the shares of certain of MEC's subsidiaries. At December 31, 2005, the Company had placed $13.7 million into escrow with MI Developments, which is included in accounts receivable on the consolidated balance sheet. In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MI Developments and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

        In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MI Developments for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 27, 2005 in connection with the Remington Park loan as described below. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The completion date for the Gulfstream Park reconstruction project was February 1, 2006. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MI Development's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, MEC will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the Company's subsidiaries that own and operate The Meadows, Remington Park and the Palm Meadows training center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park, Palm Meadows and The Meadows and over all other assets of Gulfstream Park, Remington Park, Palm Meadows and The Meadows, excluding licenses and permits. During the year ended December 31, 2005, $67.0 million (for the year ended December 31, 2004 — $26.4 million) was advanced such that at December 31, 2005, $97.1 million was outstanding under the Gulfstream Park loan, which includes $3.7 million of accrued interest. Net loan origination expenses of $3.5 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

        A subsidiary of MI Developments provided project financing of $34.2 million to finance the build-out of the casino facility at Remington Park. Advances under the loan are made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MI Development's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, we will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and contains cross-guarantee, cross-default and cross-collateralization provisions. As at December 31, 2005, $20.7 million has been advanced under the loan and $0.3 million of interest has accrued on the loan, such that at December 31, 2005, $21.0 million was outstanding under this loan. Net loan origination expenses of $1.1 million have been recorded as a reduction of the outstanding loan balance and the loan balance will be accreted to its face value over the term to maturity.

  Transactions with Magna International

        Magna International has made a commitment to its shareholders that it will not, during the period ending May 31, 2006, without the prior consent of the holders of a majority of Magna International's Class A subordinate voting shares: (i) make any further debt or equity investment in, or otherwise give financial assistance to, MEC or any of MEC's subsidiaries; or (ii) invest in any non-automotive-related businesses or assets other than through its investment in MEC. Magna International's commitment is contained in a Forbearance Agreement, dated as of February 8, 2000, between MEC and Magna International and of which Magna International's shareholders are express third-party beneficiaries. Magna International has publicly confirmed that it will not be extending the Forbearance Agreement. MI Developments is not a party to the Forbearance Agreement.

        A subsidiary of Magna International has agreed to indemnify MEC in respect of environmental remediation costs and expenses relating to existing conditions at certain of MEC's Austrian real estate properties.

        On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna International and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement, which expires on December 31, 2014, stipulates an annual fee of Cdn. $5.0 million retroactive to January 1, 2004. During the year ended December 31, 2005, MEC recognized $4.1 million of revenues related to this agreement.

        On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna International and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria. The agreement, which expires on December 31, 2014 stipulates an annual fee amounting to Euros 2.5 million, retroactive to March 1, 2004. This agreement replaces an access agreement between the parties that expired on March 1, 2004 on substantially the same terms and conditions. During the year ended December 31, 2005, MEC recognized $3.1 million of revenues related to these access agreements.

        MEC has granted Magna a right of first refusal to purchase the Company's two golf courses.

        During the year ended December 31, 2005, a wholly-owned subsidiary of MEC sold to Mr. Frank Stronach two housing lots and a housing unit. These sales were in the normal course of operations of MEC and the total sales price for these properties was $1.4 million. The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution to equity.

        During the year ended December 31, 2005, MEC incurred costs of $4.5 million for rent, facilities and central shared services from Magna International and its subsidiaries.

        For more details about MEC's relationship with MI Developments and Magna International and related transactions, please see "Certain Relationships and Related Transactions" in MEC's Form 10-K for the fiscal year ended December 31, 2005 (filed with the U.S. Securities and Exchange Commission on March 16, 2006), which section is incorporated herein by reference.

EXECUTIVE COMPENSATION

        The following tables and narratives discuss the compensation paid in fiscal years 2005, 2004 and 2003 to MEC's Chairman (and effective March 31, 2006, its Interim Chief Executive Officer), Chief Executive Officers and three other most highly compensated executive officers in 2005 (collectively, the "Named Executive Officers"). The indicated compensation is only for the period the designated executive officer served in such capacity.

Summary Compensation Table

		Annual Compensation (1)				Long-Term Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)

Frank Stronach (2) Chairman	2005 2004 2003	— — —	— — —		— — —	— — —	— — —	— — —	— — —

W. Thomas Hodgson (3) President and Chief Executive Officer	2005 2004 2003	246,923 — —	163,836 — —	(4)	— — —	— — —	300,000 — —	— — —	— — —

Jim McAlpine (5) (Former) President and Chief Executive Officer	2005 2004 2003	409,600 409,600 409,600	400,000 400,000 600,000	(4)	— — —	— — —	— — —	— — —	— — —

Paul Cellucci (6) Executive Vice-President, Corporate Development	2005 2004 2003	336,731 — —	166,667 — —	(4)	— — —	— — —	75,000 — —	— — —	— — —

Donald Amos Executive Vice-President and Chief Operating Officer	2005 2004 2003	359,600 359,600 359,600	350,000 350,000 350,000	(4)	— — —	— — —	— — —	— — —	— — —

Blake Tohana (7) Executive Vice-President and Chief Financial Officer	2005 2004 2003	247,921 240,141 89,348	103,301 96,500 39,700	(4)(8) (8) (8)	— — —	— — —	— — 100,000	— — —	— — —

(1)
The aggregate amount of perquisites and other personal benefits, securities or property does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any of the Named Executive Officers.

(2)
Effective March 31, 2006, in addition to being Chairman, Mr. Stronach will assume the role of Interim Chief Executive Officer.

(3)
Mr. Hodgson became an executive officer on March 7, 2005. The Company has announced that Mr. Hodgson will cease to be an executive officer and director on March 31, 2006.

(4)
In 2005, one-half of the bonus was paid in Performance Share Awards of Class A Subordinate Voting Stock of MEC.

(5)
Mr. McAlpine ceased being President and Chief Executive Officer on March 7, 2005 at which time he became MEC's Vice-Chairman, Corporate Development. Mr. McAlpine ceased being a Named Executive Officer on October 18, 2005.

(6)
Mr. Cellucci became an executive officer on May 1, 2005.

(7)
Mr. Tohana became an executive officer on July 28, 2003.

(8)
These figures have been converted from Cdn. dollars to U.S. dollars based on the average monthly foreign exchange rates.

Option Grants in Last Fiscal Year
	Individual Grants					Grant Date Value
% of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted (1)(2) (#)		Exercise or Base Price (3) ($/Share)		Expiration Date	Grant Date Present Value (4) ($/Share)

Frank Stronach	—	—		—	—		—

W. Thomas Hodgson	100,000 200,000	42.0%	$ $	6.85 6.01	March 6, 2015 March 20, 2015	$ $	3.18 2.79

Jim McAlpine	—	—		—	—		—

Paul Cellucci	75,000	10.4%		$7.24	December 27, 2015		$3.28

Donald Amos	—	—		—	—		—

Blake Tohana	—	—		—	—		—

(1)
Options granted were options to acquire shares of Class A Subordinate Voting Stock.

(2)
Vested as to one-fifth of the securities underlying the options granted on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant.

(3)
The greater of: (i) market price on date of grant, and (ii) net book value per share as of the most recently completed fiscal quarter for which financial results have been publicly announced.

(4)
Calculated using the Black-Scholes pricing model. Underlying assumptions used in the calculation include a risk-free interest rate of 4.0 percent per annum, volatility factors of the expected market price of 0.547 and an expected life of four years. MEC has elected to illustrate the potential realizable value using the Black-Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent MEC's estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Class A Subordinate Voting Stock.

Fiscal Year-End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank Stronach (2)	1,000,000	—	765,000	NIL

W. Thomas Hodgson (3)	40,000 80,000	60,000 120,000	11,600 90,400	17,400 135,600

Jim McAlpine (2)	500,000	—	1,101,250	NIL

Paul Cellucci (4)	15,000	60,000	NIL	NIL

Donald Amos (2)	300,000	—	321,000	NIL

Blake S. Tohana (2)	60,000	40,000	12,600	8,400

(1)
The closing sale price of MEC's Class A Subordinate Voting Stock as reported on the Nasdaq National Market on December 30, 2005 was $7.14 per share. Value is calculated by multiplying (a) the difference between $7.14 and the option exercise price by (b) the number of shares of Class A Subordinate Voting Stock underlying the options.

(2)
None of these individuals were granted or exercised any options to acquire stock of MEC during the fiscal year ended December 31, 2005.

(3)
Mr. Hodgson became an executive officer on March 7, 2005.

(4)
Mr. Cellucci became an executive officer on May 1, 2005.

Employment Agreements and Termination of Employment Agreements

        MEC has entered into employment arrangements and agreements with certain executive officers as described below:

        MEC has an employment arrangement with Mr. Hodgson which provides for a base salary of $300,000, a guaranteed bonus of $200,000 for 2005 (to be superseded by a mutually agreeable bonus arrangement for 2006 onwards), confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Hodgson's employment agreement also provides for the grant of stock options to purchase 300,000 shares of MEC's Class A Subordinate Voting Stock. The grant of 100,000 of these stock options, with an exercise price of $6.85 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on March 7, 2005. The grant of the remaining 200,000 of these stock options, with an exercise price of $6.01 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on March 21, 2005. Mr. Hodgson was our President and Chief Executive Officer and a Director at March 21, 2006; however, it was announced in early March 2006 that he would leave his positions with MEC and step down from our Board of Directors effective March 31, 2006, at which time Frank Stronach will assume the role of Interim Chief Executive Officer. At the date of mailing of this Proxy Statement, MEC is engaged in discussions with Mr. Hodgson concerning his severance arrangements.

        MEC had an employment arrangement with Mr. McAlpine which provided for a base salary of $409,600 per annum, a guaranteed annual bonus of $400,000 (to be superseded by a mutually agreeable profit-sharing arrangement), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. McAlpine's arrangement also provides for the grant of stock options to purchase 500,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $4.9375 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on February 19, 2001. On March 7, 2005, Mr. McAlpine stepped down as President and Chief Executive officer and was replaced by Mr. Hodgson. At such time, Mr. McAlpine became the Company's Vice-Chairman, Corporate Development and continued to receive payments pursuant to his employment agreement. On October 18, 2005, the Company announced Mr. McAlpine's retirement as an officer of MEC. Mr. McAlpine, under the terms of his employment contract, is entitled to a severance payment of $809,000, payable on July 1, 2006. In addition, Mr. McAlpine will receive 31,949 Class A Subordinate Voting Shares of MEC on July 1, 2006, pursuant to the 2005 Deferred Share Unit Plan. Finally, by mutual agreement, Mr. McAlpine will serve in a consulting capacity for the Company, pursuant to a consulting agreement to be entered into by a subsidiary of MEC with a company controlled by Mr. McAlpine, that is effective from October 19, 2005 through July 31, 2006 (thereafter becoming terminable by MEC on 90 days notice). Mr. McAlpine's service during the term of the consulting agreement, will be treated as services under the Long-Term Incentive Plan. Under the consulting agreement, the company controlled by Mr. McAlpine will receive $41,667 per month commencing as of January 1, 2006.

        MEC has an employment arrangement with Mr. Amos which provides for a base salary of $359,600 per annum, a guaranteed annual bonus of $350,000, a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Amos' contract also provides for the grant of stock options to purchase 300,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.07 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on August 14, 2000.

        MEC has entered into an employment arrangement with Mr. Cellucci which provides for a base salary of $515,000 per annum, a guaranteed annual bonus of $250,000 (to be superseded by a mutually agreeable profit-sharing arrangement), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Cellucci's contract also provides for the grant of stock options to purchase 75,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $7.24 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on December 28, 2005.

        MEC has entered into an employment arrangement with Joseph De Francis which provides for a base salary of $615,000 per annum, a discretionary bonus based on personal performance, confidentiality obligations and non-competition covenants. If the agreement is terminated for reasons other than good cause or if Mr. De Francis resigns for good reason, the definition of which is specifically outlined in Mr. De Francis' agreement, then Mr. De Francis will be entitled to certain termination payments, the amount of which declines over the course of the agreement. The terms of Mr. De Francis' arrangement continue until May 27, 2009.

        MEC has entered into an employment arrangement with Mr. Tohana which provides for a base salary of Cdn. $300,000 per annum, a guaranteed annual bonus of Cdn. $125,000 (to be superseded by a mutually agreeable profit-sharing arrangement), confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Tohana's contract also provides for the grant of stock options to purchase 100,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.93 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on June 24, 2003.

        MEC has entered into employment contracts with other members of its senior management. These employment contracts generally provide for base salaries and annual bonuses, confidentiality obligations and non-competition covenants. Each of these employment contracts provide that MEC may terminate the senior officer's employment by giving minimum advance written notice of termination or by paying a retiring allowance instead. With the approval of the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors, some of MEC's senior officers have received options to acquire shares of MEC's Class A Subordinate Voting Stock at an exercise price equal to or greater than the fair market value of the shares of such stock on the date of grant of the option.

        MEC's Corporate Constitution provides that, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses (which may be paid in cash or deferred for payment in future years or which may be paid in Class A Subordinate Voting Stock) paid or payable to "Corporate Management" (as defined therein) in respect of any fiscal year shall not exceed 6% of MEC's pre-tax profits before profit sharing for that fiscal year.

        MEC is not required to make payments under any employment contract or arrangement with its senior officers in the event of a change in control of MEC.

        In September 2005, the Board of Directors of MEC approved the adoption of a form of Indemnity Agreement for directors and officers of MEC and of MEC's subsidiaries to formalize the indemnification rights and procedures set forth in MEC's bylaws. MEC entered into an Indemnity Agreement with each of the directors and officers (including all of the executive officers) of MEC on October 31, 2005, as well as the directors and officers of MEC's subsidiaries.

Long-Term Incentive Plan

        MEC has adopted a long-term incentive plan, referred to as the "Long-Term Incentive Plan", the purposes of which are: (i) to align the interests of MEC's stockholders and the recipients of awards under the Long-Term Incentive Plan by giving recipients of awards an interest in MEC's growth and success; (ii) to enable MEC to attract and retain directors, officers, employees, consultants, independent contractors and agents; and (iii) to motivate these persons to act in MEC's long-term best interests and those of its stockholders. Under the Long-Term Incentive Plan, MEC may grant nonqualified stock options, incentive stock options, free standing stock appreciation rights, tandem stock appreciation rights, restricted stock, bonus stock and performance shares. MEC does not maintain any other equity compensation plan.

        The Long-Term Incentive Plan is administered by the Corporate Governance, Human Resources and Compensation Committee (the "Committee") of the Board of Directors, which consists of three outside directors. The members of the Committee serve at the pleasure of the Board of Directors. The following table summarizes MEC's Long-Term Incentive Plan information as of March 21, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	4,827,500 (1)	$6.14	2,556,367 (2)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	4,827,500 (1)	$6.14	2,556,367 (2)
(1)
As of March 21, 2006, there were options outstanding under the Long-Term Incentive Plan for the purchase of these shares.

(2)
Of these shares of Class A Subordinate Voting Stock remaining available for issuance under the Long-Term Incentive Plan, 1,458,500 shares are available for issuance pursuant to the grant of new stock options and 1,097,867 are available for issuance as bonus stock awards.

  Nonqualified Stock Options

        Each of MEC's outside directors was granted a nonqualified stock option to purchase 10,000 shares of Class A Subordinate Voting Stock following such director's election to MEC's Board of Directors, and will be entitled to another such grant immediately following the completion of each five-year period of continuous service as a director. Such stock options vest as to 20% of the shares of Class A Subordinate Voting Stock included in each such grant on the date of such grant, with an additional 20% of the shares vesting on the second, third, fourth and fifth anniversaries of such grant. On March 5, 2000, the Board approved stock options for each of its outside directors then in office to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $4.875 per share, pursuant to the provisions of the Long-Term Incentive Plan. On November 22, 2002, the Committee approved stock options for two appointed outside directors, Louis E. Lataif and William J. Menear, to purchase 10,000 shares of Class A Subordinate Voting Stock each at an exercise price of $6.70 per share. On April 4, 2005, the Committee approved the grant of stock options to John Barnett, a newly appointed director, to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $6.01 per share.

  Incentive Stock Options

        Incentive stock options may be granted only to MEC's employees and employees of its subsidiaries. If the recipient of an incentive stock option owns more than ten percent of the voting power of all shares of MEC's common stock, the option will not be exercisable later than five years after its grant date and the exercise price of the option will not be less than the greater of (i) the price required by the Internal Revenue Code (currently 110% of the fair market value of MEC's Class A Subordinate Voting Stock on the option's grant date) and (ii) the price of the last traded board lot of shares of MEC's Class A Subordinate Voting Stock sold on the Toronto Stock Exchange prior to the date of grant of the option.

  Awards to Named Executive Officers

        See "Option Grants in Last Fiscal Year" above.

  Bonus Stock and Restricted Stock Awards

        The Long-Term Incentive Plan permits the Committee to grant bonus stock awards, which are vested upon grant, and restricted stock awards, which are subject to a restriction period. An award of restricted stock may be subject to performance measures during the restriction period. Unless the Committee decides otherwise, the holder of a restricted stock award will have rights as an MEC stockholder, including the right to vote and receive dividends with respect to the shares of restricted stock. Dividends, however, will be subject to the same restrictions that apply to the shares for which the dividend was paid. On April 4, 2005, the Committee approved a grant of 155,000 options to purchase Class A Subordinate Voting Stock to certain employees of the Company as bonus stock awards at an exercise price of U.S.$7.91 and Cdn. $6.26.

  Performance Share Awards

        The Long-Term Incentive Plan also permits the Committee to grant performance shares. Each performance share is a right, subject to the attainment of performance measures during a performance period, to receive one share of Class A Subordinate Voting Stock, which may be restricted stock, or the fair market value of the performance share in cash. Before a performance share award is settled in shares of Class A Subordinate Voting Stock, the holder of the award will have no rights as an MEC stockholder with respect to the shares of stock subject to the award. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share award, or any cancellation or forfeiture of the performance share award upon the holder's termination of employment with MEC, whether by reason of disability, retirement, death or other termination, shall be contained in the award agreement.

        Under the Long-Term Incentive Plan, the vesting or payment of performance share awards and certain awards of restricted stock will be subject to the satisfaction of certain performance objectives and criteria. These objectives and criteria may include one or more of the following: the attainment by a share of Class A Subordinate Voting Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow or cost reduction goals, or any combination of these criteria.

        During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock in 2005 as contemplated under the Long-Term Incentive Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution date is on or about March 31, 2006 and the second distribution date is on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. At December 31, 2005, there were 199,471 performance share awards vested with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. During the year ended December 31, 2005, 2,392 performance shares were issued under this program for consideration of approximately $17,000.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission regulations require MEC's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the Securities and Exchange Commission.

        Based solely on its review of copies of such reports received or written representations from such directors, executive officers and ten percent stockholders, MEC believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during 2005.

Comparative Stock Performance Graph

        The following graph compares the cumulative total shareholder return on MEC's Class A Subordinate Voting Stock to the cumulative total shareholder return of the Nasdaq 100 Market Index and a peer group index. The peer group index used by MEC is the Bloomberg US Entertainment Index, which is a published industry peer index of companies engaged in the entertainment industry. The period of comparison begins with the date that MEC became a public company in February 2000 and ends on December 31, 2005. The graph depicts the results of an investment of $100 in MEC's Class A Subordinate Voting Stock, the Nasdaq 100 Market Index and the Bloomberg US Entertainment Index.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Magna Entertainment Corp.	$100.00	$143.60	$130.30	$107.90	$127.40	$153.40
Bloomberg US Entertainment Index	$100.00	$117.80	$112.40	$164.60	$188.90	$181.00
Nasdaq 100 Market Index	$100.00	$85.40	$57.80	$84.10	$91.60	$94.60

CORPORATE GOVERNANCE, HUMAN RESOURCES
AND COMPENSATION COMMITTEE REPORT

        The Corporate Governance, Human Resources and Compensation Committee of the Board was formed on March 4, 2000. For a discussion of the composition and mandate of this Committee, see "The Board of Directors and Committees of the Board — Corporate Governance, Human Resources and Compensation Committee" above.

        MEC has adopted many of the organizational and operating policies and principles utilized for many years by its original parent company, Magna International, certain of which have been embodied in MEC's Corporate Constitution. MEC's Corporate Constitution balances the interests of stockholders, employees and management by specifically defining the rights of employees (including management) and investors to participate in MEC's profits and growth, and reflects certain operational and compensation philosophies which align employee (including management) and stockholder interests. These philosophies and MEC's Corporate Constitution assist in maintaining an entrepreneurial environment and culture at MEC. MEC wishes this entrepreneurial culture to flourish, and therefore intends to apply compensation philosophies which will enhance its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the MEC organization, while assisting in the alignment of the interests of MEC's stockholders and management.

        This Committee, in accordance with its mandate, is required to consider and apply, among other things, the historical operating philosophies and policies of MEC, including MEC's Corporate Constitution, direct profit participation and use of stock options and other stock rights granted under the Long-Term Incentive Plan, to align the interests of management and stockholders and to create shareholder value. This Committee, therefore, applies the following criteria in determining or reviewing recommendations for compensation for management, including where applicable, the executive officers of MEC:

        Base Salaries.    Base salaries should not be customarily increased on an annual basis. As a result, fixed compensation costs are contained, with increased financial rewards coming principally from variable incentive compensation.

        Incentive Compensation.    The amount of direct profit participation and, therefore, the amount of compensation "at risk," increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive cash compensation should generally be reduced in cyclical or other down periods due to reduced profits. As a result, executive officers are encouraged to emphasize consistent profitability over the medium to long term to sustain stable levels of annual compensation.

        Under MEC's Corporate Constitution, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses paid or payable to "Corporate Management" (as defined in the Corporate Constitution) in respect of any fiscal year shall not exceed 6% of "Pre-Tax Profits Before Profit Sharing" (as defined in the Corporate Constitution) for such year.

        Long-Term Incentives.    Upon the grant of options under the Long-Term Incentive Plan, extended vesting and exercise periods are sometimes used to encourage option recipients to remain as employees or senior officers over the long term. MEC has never repriced stock options or entered into any equity monetization arrangements.

        Chief Executive Officer Compensation.    W. Thomas Hodgson was appointed President and Chief Executive Officer on March 8, 2005. The employment arrangements of Mr. Hodgson, which were reviewed and approved by this Committee, provide for a base salary of $300,000 per year, a guaranteed annual bonus of $200,000 and a discretionary bonus based on personal performance. Mr. Hodgson was not awarded a discretionary bonus in respect of his service for the 2005 fiscal year. At the time of mailing, Mr. Hodgson's severance provisions had not been finalized. On March 14, 2006, MEC announced that it had undertaken a search for a new President and Chief Executive Officer. The Corporate Governance, Human Resources and Compensation Committee will oversee this search. At the request of the Board of Directors, Mr. Stronach has agreed to act as Interim Chief Executive Officer.

        While this Committee remains mindful of the significant amount of executive talent needed to successfully face the many challenges of building a company such as MEC and attaining our strategic goals, it is also conscious that profit levels must be taken into account in setting the incentive compensation of the President and Chief Executive Officer.

        Written Employment Contracts.    MEC generally uses written employment contracts with its executive officers and other members of management to reflect the terms of their employment, including compensation, severance, stock ownership (if applicable), confidentiality and non-competition arrangements.

        The annual, long-term and other compensation referred to in the Summary Compensation Table above for the Named Executive Officers reflect the compensation and benefits provided to them under their respective employment contracts and arrangements. MEC does not provide personal loans to its executives.

        MEC believes that its objectives for growth, financial returns and growth in shareholder value require that it offer meaningful financial rewards for its executive and senior officers which are contingent on the continued profitability of the Company.

        The undersigned members of the Corporate Governance, Human Resources and Compensation Committee have submitted this Report to the Board of Directors.

        CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE

  Edward C. Lumley (Chairman)
  Louis E. Lataif
  Gino Roncelli

AUDIT COMMITTEE REPORT

        The Audit Committee's duties and responsibilities are set forth in a written charter (the "Audit Committee Charter") adopted by the Board of Directors (the "Board"). The Audit Committee recommended and the Board approved a revised Audit Committee Charter in February 2005. The Audit Committee annually reviews its charter, assesses its adequacy and recommends such revisions to the Board as it considers necessary or advisable.

        MEC's management has primary responsibility for preparing MEC's financial statements and maintaining MEC's financial reporting process. MEC's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of MEC's audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has reviewed and discussed with management MEC's audited financial statements and management's discussion and analysis of results of operations and financial position as of and for the fiscal year ended December 31, 2005.

        The Audit Committee has discussed with MEC's independent public accountants, Ernst & Young LLP (the "Independent Auditors"), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended.

        The Audit Committee has received and reviewed the written disclosures and the letter from the Independent Auditors required by U.S. Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Independent Auditors their independence.

        Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the financial statements and management's discussion and analysis of results of operations and financial position referred to above in MEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

  AUDIT COMMITTEE

  William J. Menear (Chairman)
  John R. Barnett
  Jerry D. Campbell

ITEM B — RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on the Proxy Form)

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as auditors of MEC for the fiscal year ending December 31, 2006. During the fiscal year ended December 31, 2005, Ernst & Young LLP examined MEC's consolidated financial statements, examined subsidiary financial statements and financial statements of various employee benefit plans, reviewed management's assessment over internal controls under The Sarbanes-Oxley Act of 2002, performed limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Principal Accountant Fees and Services

        The fees billed to MEC by Ernst & Young LLP for services in respect of the fiscal years ended December 31, 2005 and 2004 were as follows:

Category	Fiscal 2005 ($)		Fiscal 2004 ($)
Audit Fees (1)	2,521,560	(3)	1,865,665
Audit-Related Fees	—		—
Tax Fees (2)	318,645		317,052
All Other Fees	—		—

Total	2,840,204		2,182,717

(1)
Includes all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS. Also includes fees for comfort letters, consents and assistance with and review of regulatory filings. Also includes all fees for services performed by Ernst & Young LLP in respect of compliance with and management's assessment over internal controls under The Sarbanes-Oxley Act of 2002.

(2)
Includes all fees paid in respect of services performed by Ernst & Young LLP's tax professionals, except those services required in order to comply with GAAS which are included under "Audit Fees." These services included tax compliance, tax planning, tax advice and tax due diligence relating to acquisition reviews.

(3)
Includes $235,500 of audit fees billed by Ernst & Young LLP after March 15, 2005 but in respect of the audit of the 2004 financial statements and review of management's assessment over internal controls under The Sarbanes-Oxley Act of 2002.

        The Audit Committee has the authority to pre-approve or establish policies and procedures (including the setting of thresholds or the delegation to one or more members of the Audit Committee) for the pre-approval of non-audit services not prohibited by law to be performed by MEC's independent auditors. The Audit Committee does review requests by MEC management for non-audit services to be performed by MEC's independent auditors from time to time and pre-approvals are made pursuant to duly authorized resolutions of the Audit Committee which specify the service to be provided and the maximum fees payable to the independent auditors. The Audit Committee considered and pre-approved the provision of the non-audit services provided to MEC by Ernst & Young LLP in 2005 after determining that such services were compatible with maintaining Ernst & Young LLP's independence and were not prohibited by applicable law.

Ratification of Appointment of Ernst & Young LLP as Auditors

        The appointment of Ernst & Young LLP as auditors of MEC will be ratified at the Annual Meeting if the number of votes cast in favor of ratification exceeds the number of votes cast opposing it.

        The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" ratification of Ernst & Young LLP as the auditors of MEC.

        In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting on May 1, 2006, and will be available to respond to appropriate questions and to make a statement should he or she desire to do so.

Vote Required

        The affirmative vote of a majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the ratification of the appointment of auditors.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the ratification of the appointment of auditors.

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of auditors.

ADDITIONAL INFORMATION

Other Action at the Meeting

        The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any additional matters are properly presented, the shares represented by a properly signed proxy form will be voted in accordance with the judgment of the persons named on the proxy form.

Cost of Solicitation

        MEC will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and other members of MEC may solicit proxies personally or by telephone or other means of communication. MEC will also reimburse its transfer agent for expenses in connection with the distribution of proxy material and brokers and other persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals.

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        Stockholders may submit proposals on matters appropriate for stockholder action at MEC's annual meetings consistent with regulations adopted by the Securities and Exchange Commission and MEC's bylaws. Proposals intended for inclusion in the proxy statement for the 2007 Annual Meeting must be received by MEC not later than November 29, 2006. Proposals should be directed to the attention of the Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2007 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 13, 2007 and advise shareowners in the 2007 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 13, 2007. Notices of intention to present proposals at the 2007 Annual Meeting should be addressed to the Secretary, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

2005 Annual Report on Form 10-K

        A copy of MEC's Annual Report on Form 10-K, including our 2005 financial statements, may be obtained, without charge, by addressing a request to the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 or by visiting our website at www.magnaentertainment.com.

Stockholders are urged to send in their proxies without delay.

By Order of the Board of Directors /s/ William G. Ford
William G. Ford Secretary
March 29, 2006

QuickLinks

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
GENERAL INFORMATION
Holders of Class A Subordinate Voting Stock and Class B Stock
ITEM A — ELECTION OF DIRECTORS (Item A on the Proxy Form)
MANAGEMENT
SECURITY OWNERSHIP
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION
Summary Compensation Table
CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
ITEM B — RATIFICATION OF APPOINTMENT OF AUDITORS (Item B on the Proxy Form)
ADDITIONAL INFORMATION